Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

REVOLUTION ACCELERATION ACQUISITION CORP

July 21, 2021

Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware

Revolution Acceleration Acquisition Corp, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Revolution Acceleration Acquisition Corp”. The Corporation was originally incorporated under the name Acceleration Acquisition Corporation by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on September 10, 2020 (the “Original Certificate”). The amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 19, 2020 (the “Amended and Restated Certificate”), which restated and amended the Original Certificate in its entirety. The second amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 7, 2020 (the “Second Amended and Restated Certificate”), which restated and amended the Amended and Restated Certificate in its entirety.

2. This Third Amended and Restated Certificate of Incorporation (this “Third Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. This Third Amended and Restated Certificate restates, integrates and amends the provisions of the Second Amended and Restated Certificate. Certain capitalized terms used in this Third Amended and Restated Certificate are defined where appropriate herein.

4. Effective as of the date of its filing with the Secretary of State of the State of Delaware, the text of the Second Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be duly executed on its behalf as of the date first written above.

REVOLUTION ACCELERATION ACQUISITION CORP

By:	/s/ John K. Delaney
Name: John K. Delaney
Title: Chief Executive Officer

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BERKSHIRE GREY, INC.

ARTICLE I

Name

The name of the Corporation is BERKSHIRE GREY, INC.

ARTICLE II

Registered Agent

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Capital Stock

The total number of shares of capital stock which the Corporation shall have authority to issue is Four Hundred Ten Million (410,000,000), of which (a) Four Hundred Million (400,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), including (i) Three Hundred Eighty-Five Million (385,000,000) shares of Class A common stock (the “Class A Common Stock”) and (ii) Fifteen Million (15,000,000) shares of Class C common stock (the “Class C Common Stock”) and (b) Ten Million (10,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).

Except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock, the number of authorized shares of the class of Common Stock or Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A. Common Stock

Subject to all the rights, powers and preferences of the Undesignated Preferred Stock and except as provided by law or in this Certificate (or in any certificate of designations of any series of Undesignated Preferred Stock):

(a) The holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series of Undesignated Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL.

(b) Shares of Class C Common Stock are convertible into shares of Class A Common Stock at the Conversion Ratio (as defined below) and shall automatically convert into Class A Common Stock at the earlier of (i) a time in which the sale price of shares of Class A Common Stock equals or exceeds:

(x) $15.25 if occurring before July 21, 2024;

(y) $23.00 if occurring before July 21, 2027; or

(z) $35.00 if occurring before July 21, 2030;

and (ii) the date on which the Corporation completes a merger, stock exchange, reorganization or other similar transaction that results in both a Change of Control (as defined below) and all of the Corporation’s public stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property. For the avoidance of doubt, all shares of Class C Common Stock shall automatically convert to shares of Class A Common Stock upon the first to occur of any of (x), (y) or (z) above at the Conversion Ratio. References to “Change of Control” means the occurrence after the date hereof of any one of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”) if any of the following occurs: (A) a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Corporation, any of its wholly owned subsidiaries and the Corporation’s and its wholly-owned subsidiaries’ respective employee benefit plans, (1) has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Common Stock representing more than 50% of the voting power of the Common Stock and (2) has filed a Schedule TO or any schedule, form or report under the Exchange Act disclosing that an event described in clause (1) below has occurred; provided, however, that a “person” or “group” shall not be deemed a beneficial owner of, or to own beneficially, any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” or any of their affiliates until such tendered securities are accepted for purchase or exchange thereunder; (B) the consummation of (1) any recapitalization, reclassification or change of the outstanding shares of Common Stock (other than a change from no par value to par value, a change in par value or a change from par value to no par value, or changes resulting from a subdivision or combination) as a result of which all of the outstanding shares of Common Stock would be converted into, or exchanged for, stock, other securities, or other property or assets; (2) any share exchange, consolidation or merger of the Corporation pursuant to which all of the outstanding shares of Class A Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof); or (3) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the Corporation’s or its consolidated assets, taken as a whole, to any person or entity (other than one of the Corporation’s wholly owned subsidiaries); provided, however, that a transaction described in clauses (1) or (2) in which the holders of all classes of the Corporation’s Common Stock immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of the common equity of the continuing or surviving entity immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Change of Control pursuant to this clause (B); (C) the Corporation’s stockholders approve any plan or proposal for the Corporation’s liquidation or dissolution (other than a liquidation or dissolution that shall occur contemporaneously with a transaction described in clause (B)(2) above); or (D) shares of the Class A Common Stock cease to be listed or quoted on any of The New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors); provided, however, that a transaction or transactions described in clauses (A) or (B) above shall not constitute a Change of Control, if at least 90% of the consideration received or to be received by the holders of shares of the Common Stock, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or shall be so listed or quoted when issued or exchanged in connection with such transaction or transactions.

The ratio at which shares of Class C Common Stock convert into shares of Class A Common Stock (the “Conversion Ratio”) shall be on a one-for-one basis.

The foregoing conversion ratio shall be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Third Amended and Restated Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class C Common Stock.

Each share of Class C Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Article IV. The pro rata share for each holder of Class C Common Stock will be determined as follows: each share of Class C Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class C Common Stock shall be converted pursuant to this Article, and the denominator of which shall be the total number of issued and outstanding shares of Class C Common Stock at the time of conversion.

(c) Dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof.

(d) Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B. Undesignated Preferred Stock

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof. Except as otherwise provided by any certificate of designations of any series of Undesignated Preferred Stock then outstanding or by law, no holder of any series of Undesignated Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

ARTICLE V

Stockholder Action

1. Action without Meeting. Except as may otherwise be provided by or pursuant to this Certificate (or any certificate of designations of any series of Undesignated Preferred Stock then outstanding) with respect to the holders of any series of Undesignated Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article V, Section 1.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article V, Section 2.

ARTICLE VI

Directors

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2. Election of Directors. Election of Directors need not be by written ballot unless the Bylaws of the Corporation (the “Bylaws”) shall so provide.

3. Number of Directors; Term of Office. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes. The initial Class I Directors of the Corporation shall be Fiona P. Dias and Serena Wolfe; the initial Class II Directors of the Corporation shall be Peter Barris and Sven Strohband; and the initial Class III Directors of the Corporation shall be John K. Delaney and Thomas Wagner. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2022, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2023, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2024. The mailing address of each person who is to serve initially as a director is c/o Berkshire Grey, Inc., 140 South Road, Bedford, MA 01730. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VI, Section 3.

4. Vacancies. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI, Section 3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5. Removal. Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of not less than two thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of Directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

ARTICLE VII

Limitation of Liability

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VII.

ARTICLE VIII

Amendment of Bylaws

1. Amendment by Directors. Except as otherwise provided by law, the Bylaws may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

2. Amendment by Stockholders. Except as otherwise provided therein, the Bylaws may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class. Notwithstanding the foregoing, stockholder approval shall not be required unless mandated by this Certificate, the Bylaws, or other applicable law.

ARTICLE IX

Amendment of Certificate of Incorporation

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Certificate or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

ARTICLE X

Business Combinations

The Corporation shall not be governed by Section 203 of the DGCL.

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